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For Immediate Release

Dresser-Rand Acquires Leading Edge Turbine Technologies, Inc.

Houston, Texas, January 18, 2010 – Dresser-Rand Group Inc. (“Dresser-Rand” or the “Company”) (NYSE: DRC), a global supplier of high-speed rotating equipment and service solutions, announced today that Dresser-Rand Company acquired the assets of Leading Edge Turbine Technologies, Inc. and its related company (Leading Edge).

Leading Edge, a private company founded in 2000, is headquartered in Houston, Texas, where it operates a state-of-the-art service and repair facility with modern process technology, machining, welding, coating, and mechanical capabilities. The company specializes in the repair of industrial gas turbine combustion, stationary and rotating components for most major gas turbine OEM models and frame sizes, including GE and Siemens technologies.  Additionally, Leading Edge offers repair services for large utility steam turbine equipment. The company’s primary clients are in the worldwide power generation, pipeline, petrochemical, and industrial sectors.

Leading Edge’s sales were approximately $26 million in fiscal year 2009.

This acquisition is consistent with Dresser-Rand’s business strategy of service solution expansion and is a natural addition to the Company’s core service portfolio.  The acquisition adds a new dimension to the Company’s service portfolio with extension into the attractively large and growing industrial gas turbine repair and field services segment.  Additionally, the acquisition strengthens the Company’s capabilities to provide service to the power generation sector and is complementary to its core oil and gas markets as well as its steam turbine, controls, Applied Technology, and Field Services businesses. The Company expects to achieve significant worldwide growth going forward by combining Leading Edge’s industrial gas turbine repair capabilities with Dresser-Rand’s extensive global service infrastructure and market channels.

Under the agreement, Dresser-Rand will acquire the Leading Edge assets for an initial consideration of approximately $35 million.  The acquisition is expected to be neutral to earnings in the first year and accretive thereafter.

“Leading Edge is an excellent first step into a promising new market for Dresser-Rand. It extends our capabilities to the service and repair of industrial gas turbines and strengthens our large steam turbine service capabilities,” said Luciano Mozzato, Dresser-Rand’s executive vice president, Services Worldwide.  “The gas turbine aftermarket represents a multi- billion dollar annual opportunity that Dresser-Rand is excited about participating in.  Leading Edge has earned a reputation as a high-quality service provider for a wide-range of rotating equipment.  The Company has an impressive management team with a record of profitable growth.”

Dave Theis, Leading Edge’s co-founder and CEO commented, “We are extremely excited to be a part of the Dresser-Rand family.  We believe that together we will be able to achieve significantly greater results in terms of top and bottom line growth, access to a broader market, greater technical capabilities, and added client relationships, compared to what we might have been able to achieve on our own.”

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About Dresser-Rand

Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries.  The Company operates manufacturing facilities in the United States, France, United Kingdom, Germany, Norway, India, and China, and maintains a network of 36 service and support centers covering more than 140 countries.

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This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, without limitation, the Company’s plans, objectives, goals, strategies, future events, future bookings, revenues, or performance, capital expenditures, financing needs, plans, or intentions relating to acquisitions, business trends, executive compensation, and other information that is not historical information.  The words “anticipates”, “believes”, “expects”, “intends”, “appears”, “outlook”, and similar expressions identify such forward-looking statements.  Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those projected.  These factors, risks and uncertainties include, among others, the following: potential for material weaknesses in its internal controls; economic or industry downturns; the variability of bookings due to volatile market conditions, subjectivity clients exercise in placing orders, and timing of large orders; volatility and disruption of the credit markets; its inability to generate cash and access capital on reasonable terms and conditions; its inability to implement its business strategy to increase aftermarket parts and services revenue; competition in its markets; failure to complete or achieve the expected benefits from any future acquisitions; economic, political, currency and other risks associated with international sales and operations; fluctuations in currencies and volatility in exchange rates; loss of senior management; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; unexpected product claims and regulations; infringement on its intellectual property or infringement on others’ intellectual property; difficulty in implementing an information management system; and the Company’s brand name may be confused with others.  These and other risks are discussed in detail in the Company’s filings with the Securities and Exchange Commission at www.sec.gov.  Actual results, performance, or achievements could differ materially from those expressed in, or implied by, the forward-looking statements.  The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition.  The Company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.  For information about Dresser-Rand, go to its website at www.dresser-rand.com.

Investor Contact: Blaise Derrico, Director Investor Relations (713) 973-5497

DRC-FIN